Exhibit (a)(5)(GG)

2006 Annual Results
Analyst & Investor Conference Call

Dr. Wulf Bernotat, CEO
March 7, 2007, 2007

Strong development of Adjusted EBIT1 since 2001
Adjusted EBIT - € in millions
3,352 4,258 5,707 6,787 7,293 8,150
Adjusted EBIT up 143% since 2001
Adjusted EBIT up 43 % since 03
Adjusted EBIT up 12 % in 2006
2001 2002 2003 2004 2005 2006

1. Non-GAAP financial measures. For derivation see chart 12.

ROCE1 well above the cost of capital1
9.6% 9.2% 9.9% 11.5% 12.2% 13.2%
ROCE 4.2 % above cost of capital in 2006
Value added1"' of € 2.6 bn in 2006
ROCE Cost of Capital
2001 2002 2003 2004 2005 2006
1. Non-GAAP financial measures. For derivation see chart 12.

Realized operational improvement exceeded target € in millions
251 340 302 263 1,156 1,000 €1 Operational improvement of 1bn€1 through: Operational excellence (e.g. best practice transfer in generation, trading and retail, interface optimization in overhead) Integration synergies (e.g. TXU, E.ON Ruhrgas) Further cost savings (e.g. procurement savings, contract re-negotiations)
Achieved 1,156m €2 until 2006 One off costs of 430m €3 over 3 years to achieve operational improvement 2003 2004 2005 2006; Achieved 2003-06 Target 2003-06  1.  Equivalent U.S.-GAAP target: Net income of 650m €   2.  Non-GAAP financial measure; cost reductions led to a roughly 751m € increase in consolidated net income (after taxes and minority interests)   3.  Equivalent U.S.-GAAP target: Net income of 280m €

Enhanced return of value to E.ON shareholders
€ per share 1.60 1.75 2.00 2.35 4.25 2.75 3.351
• Proposed dividend up 22 % in 20062
•Average annual dividend growth2:
15.9% Since 2001 18.8% Since 2003
• Proposed dividend for 2006 amounts to€2.2bn
Special dividend
Ordinary dividend

2001 2002 2003 2004 2005 2006
1. Proposal subject to the approval at the AGM.
2. Excluding the 2005 special dividend.

ordinary dividend within payout target range one year ahead
of commitment
2006 2005
Adjusted net income1(€ in millions) 4,386 3,640
Adjusted net incomes per share 6.65 5.52
Dividend per share2 3.35 2.753
Payout ratio 50% 49%

Commitment to achieving a payout ratio of 50% to 60% of adjusted net income by 2007
Proposed dividend already within payout target range for 2006
1. Non-GAAP financial measures. For reconciliation to net income see chart 11. 2. Proposal subject to the approval at the AGM.
3. Excluding the 2005 special dividend.

E.ON's long-term view for the EU: emergence of a single,
open and competitive market for electricity and gas
E.ON Vision: Open and EU-wide competitive market
Europan level playing field Non-discriminatory grid access No commodity regulation
Good interconnections Wholesale power & gas markets
Efficient congestion management No dominating players
High Transparency
Basic agreement with the vision of the EU Commission
Positives for E.ON
$Attractive opportunities for organic growth in other European markets.    $Possibility of fully deploying E.ON's scale and skills across borders
$Markets reward those delivering the best possible products and services   $Markets provide clear investment signals.

The merged market area for high caloric gas will cover two thirds of German gas demand
E.ON Gastransport market areas on 1 October 2006 E.ON Gastransport market areas on 1 October 2007
H-Gas Nord1 L-Gas2
L-Gas2 H-Gas1
H-Gas Mitte1 H-Gas Süd1
1. High caloric gas 2. Low caloric gas

'E wie Einfach' - New initiative in the German retail market
$Launched in February 2007 $Already some 15,000 customers   $Target of 100,000 customers by April 2008 $'E wie Einfach' offering:
$Both electricity and gas $Across whole of Germany    $Simple product portfolio $Attractive pricing
www. wie-einfache.de WIE EINFACH Startseite   PRIVATKUNDEN GEWERBEKUND SERVICE FINDEN
WARUM HIER ALLES SO GÜSNTIG IST? WEIL SIE HIER BEI (E) SIND   IST DOCH GANZ EINFACH. STROM GAS
Günstiger Strom mit dem Günstiger Gas mit dem     MeinCentTarif Strom MeinCentTarif Gas
EINFACH HREN MEINCENTTARIF BERECHNEN   x Strom Gas
Ihre Postleitzahl Personen in ihrem Haushalt Bitte wahlen sie oder: Verbrauch im letzten jahr berechenen -----> Fragen zu MeincentTarif 0800 44 11 800 service@e-wie-einfache.e

E.ON facilitates the development of a EU-wide, open and competitive market for electricity and gas
Current E.ON market and competition initiatives
Support for market Improved access to Promotion of Alternatives for integration infrastructure wholesale markets final customers
• Increased intercon- • Guarantee of a • Support for common • Germany-wide nection capacities in connection to our energy exchanges in electricity and gas power and in gas power transmission Europe offering:
network for all new • Merger of 3 of our 4  ,,E WIE EINFACH"
power stations gas market areas in
• Auction of storage Germany capacity
Clear positionning in favor of competition and market integration

Our vision:
“E.ON - the world's leading power and gas company”